Filed pursuant to Rule 424(b)(3)

Registration No. 333-276318

PROSPECTUS

Up to 4,402,761 Shares of Common Stock Offered by a Shareholder

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the shareholders. This prospectus relates to the sale or other disposition from time to time of up to 4,402,761 shares of our common stock, $0.001 par value per share, owned by the shareholder named in this prospectus, including his transferees, pledgees, donees or successors.

The shareholder named in this prospectus may offer and sell up to an aggregate of 4,402,761 shares of our common stock from time to time in one or more offerings in amounts, at prices and on terms that will be determined at the time of such offerings.

The shareholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the shareholder may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” beginning on page 10. The shareholder will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission. No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.

We are an “emerging growth company” under the federal securities laws and, as such, we are subject to reduced public company disclosure standards.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, to read about factors you should consider before investing in our securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “FTHM”. The last reported sale price of our common stock on January 9, 2024 was $3.48 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2024

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ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the shareholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

To the extent there are inconsistencies between this prospectus and any documents incorporated by reference, the document with the most recent date will control.

We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Fathom,” “we,” “us,” “our,” “the Company,” “our Company” and “our business” refer to Fathom Holdings Inc. and its direct and indirect subsidiaries.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future product research or development, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “goals,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus are subject to a number of risks, including, but are not limited to:

•	the risks associated with government spending, inflation, the Federal Reserve’s policies and rate increases, and the unprecedented rapid increase in mortgage interest rates;

•	our ability to remain an innovative leader in the real estate industry;

•	whether or not we are able to effectively manage rapid growth in our business;

•	our failure to prevent security breaches, cybersecurity incidents, and interruptions, delays and failures in our systems and operations;

•	the risks associated with the COVID-19 pandemic;

•	our ability to grow in the various local markets that we serve or expand into adjacent markets;

•	whether or not we are successful in identifying and pursuing new business opportunities;

•	our value proposition for agents, including allowing them to keep more of their commissions than traditional companies do, and receive equity in our Company;

•	our ability to make sure agents understand our value proposition so that we can attract, retain and incentivize agents;

•	our ability to attract and retain additional qualified agents and other personnel;

•	our ability to compete effectively with existing and new companies in the real estate industry;

•	the risks associated with making meaningful comparisons of successive quarters;

•	our non-GAAP operating performance, as reported using Adjusted EBITDA, which is not equivalent to net income (loss) as determined under GAAP;

•	our ability to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us so that we do not harm our reputation and business;

•	our failure to be able to expand, maintain and improve the systems and technologies upon which we rely on to operate;

•	if we fail to maintain compliance with the law and regulations of federal, state, foreign, county governmental authorities, or private associations and governing boards, including anti-trust laws that are the subject of ongoing litigation in a number of states, such as Texas where we have been named as a defendant;

•	our ability to sell originated loans;

•	our ability to obtain sufficient financing to fund the origination of mortgage loans and grow our mortgage business;

•	our ability to establish and maintain effective internal controls over financial reporting;

•	the risks associated with the failure of our mortgage business to sell its originated loans;

•	the risks associated with the loss of our current executive officers or other key management;

•	the risks associated with employee or agent litigation and unfavorable publicity;

•	our failure to protect intellectual property rights;

•	our ability to be able to evaluate potential vendors, suppliers and other business partners for acquisition in order to accelerate growth;

•	our ability to integrate our recently acquired businesses;

•	our future revenues and growth prospects and our dependence on other contractors;

•	our potential need to acquire additional capital to support business growth, which might not be available on acceptable terms, if at all;

•	our ability to obtain sufficient additional capital on reasonable terms in order to grow our business;

•	the risks associated with litigation filed by or against us, and adverse results therefrom;

•	our ability to manage technology that is currently being developed in foreign countries, including Brazil, which makes us subject to certain risks associated with foreign laws and regulations; and

•	other factors discussed elsewhere in this prospectus and in any document incorporated by reference.

We might not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included more detailed disclosure about important factors in the cautionary statements included in this prospectus, particularly under “Risk Factors” on page 7 of this prospectus and the documents incorporated herein that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. The environment in which we operate is highly competitive and rapidly changing and it is not possible for our management to predict all risks, as new risks emerge from time to time, such as the unprecedented increases in interest rates and the anti-trust litigation against many participants in the real estate industry in a number of states, including Texas where we have been named as a defendant.

You should read this prospectus and the documents that we have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus. You also should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed in this prospectus.

THE COMPANY

Overview

Fathom Holdings Inc. is a technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, Real Results, and Verus Title, with operations in over 30 states across the United States.

In exchange for our real estate services, we are compensated by commission income earned upon closing of the sale of a property or execution of a lease. Typically, within the brokerage industry, all brokers involved in a sale are compensated based on commission rates negotiated in a listing agreement. Agents on the “buy” and “sell” sides of each transaction share the total commission identified in the listing agreement. We may provide services to the buyer, seller, or both parties to a transaction.

Our commission model is designed to empower real estate agents to build a more profitable business by allowing them to keep a higher percentage of their commission without sacrificing support, technology, or training. We believe that by simply joining our Company, agents from traditional model brokerages can increase their income by over 25% on average. More importantly, agents are able to take that increase and reinvest it into their marketing thereby increasing their number of transactions and revenue.

As we attract more agents to our low-cost real estate brokerage, we have more opportunities to capture additional revenue from the transactions through mortgage, title, and insurance offerings.

Generally speaking, there are only two ways to make more money in real estate: increase revenue or decrease expenses. Our low flat transaction fee model provides agents with more money to outspend their competition on marketing while netting the same amount of money as an agent at a traditional brokerage. Traditional brokerage companies retain between 20% and 50% in commission splits from their agents. Below is an example of a traditional brokerage company’s commission model assuming a 30% split, versus our commission model. This is an example of potential commission savings, and results similar to the example below are not guaranteed.

We believe our commission model also allows agents to directly compete against discount brokerages and other disruptive new competitors. The flat transaction fee that we charge to our agents allows them to charge whatever commission they need to be highly competitive.

We recognize revenue from the brokerage business primarily through the commissions that our agents charge their clients. In fiscal 2023, through December 31, 2023, from the gross commission revenue, we keep a flat transaction fee of $550 and the remainder is paid to the agent. Annually for each agent, this $550 transaction fee is charged for the agent’s first 15 sales per agent’s anniversary year and then $150 per sale for the rest of their anniversary year. For leases, we recognize revenue through lease commissions negotiated between our agents and landlords, and we retain $85 per transaction and the remainder is paid to the agent. Each year, every agent also pays a fee of $600 on their first sale (recognized in Cost of Revenue over the year), which helps cover our operating costs such as technology, errors and omissions insurance, training, and oversight. In 2023, our average cost to recruit a new agent was $950 our annual costs associated with each agent was $425, so we break even in an agent’s first year if he or she closes just two sales.

Beginning January 1, 2024, the annual fee on an agent’s first transaction will increase to $700. In addition, we will collect a new High-Value Property fee on sales of properties over $600,000. This new High-Value Property fee will consist of an additional $200 on properties priced between $600,000 and $999,999. Then, there will be an additional fee of $250 charged for each $500,000 over a $1,000,000 property price.

In just ten years since we launched our Company, we have grown rapidly with operations in over 37 states or districts. We have been included in the Inc. 500 list of fastest growing businesses in the United States each year from 2014 through 2017, and the Inc. 5000 for 2018 and 2019 prior to taking the Company public. In March of 2021, we were ranked as the 9th largest independent real estate brokerage firm and the 11th overall largest brokerage firm in the United States. These rankings were published by The Real Trends Five Hundred based on several criteria including transaction sides, sales volume, affiliation, top movers, core services, and others. Fathom has also been listed in the top three spots for the Top 100 Places to Work in Dallas Fort Worth four years in a row by the Dallas Morning News.

As of September 30, 2023, we had approximately 11,333 agent licenses. This figure represents growth of approximately 13.4% year-over-year.

In November of 2020, we finalized our acquisition of Verus Title Inc., a technology-based provider of title insurance services for the residential real estate market (“Verus”). Verus currently operates in 30 states, utilizing a virtual model with minimal offices, with plans for a full U.S. rollout over the long-term. We believe this acquisition has the potential to increase our revenue per agent and per transaction as we integrate Verus into our various markets across the United States.

In March of 2021 we, through our wholly owned subsidiary IntelliAgent, LLC, completed the acquisition of technology platform Naberly Solutions to reduce Fathom’s reliance on third-party technology providers and offer more robust technology to agents to help them grow their businesses.

In March of 2021, we also finalized the acquisition of Red Barn Real Estate, an approximately 230 agent real estate brokerage located in the Atlanta, Georgia market.

In April 2021, we purchased 100% of the outstanding capital stock of E4:9 Holdings, Inc., a holding company with three operating subsidiaries, Encompass Lending Group (mortgage), Dagley Insurance Agency (home, auto, and other insurance) and Real Results (lead generation). These companies are expected to provide agents and associates with new opportunities to grow their businesses, while giving consumers a one-stop-shop for all of their housing needs.

Also in April 2021 we purchased 100% of outstanding capital stock of LiveBy, Inc., a SaaS business with a technology platform that offers competitive, hyper-local tools for real estate professionals.

In June 2021 we completed the acquisition of the real estate brokerage business of Epic Realty, LLC, a growing regional brokerage based in greater Boise, Idaho, with approximately 350 agents.

Recent Developments

As previously reported by us in a Current Report on Form 8-K filed on November 28, 2023, we have been named as a defendant in a purported class action complaint in the United States District Court for the Eastern District of Texas Sherman Division, filed on November 13, 2023, by plaintiffs QJ Team, LLC and Five Points Holdings, LLC, individually and on behalf of all other persons similarly situated. A second purported class action complaint was filed on December 14, 2023, by plaintiffs Julie Martin, Mark Adams and Adelaida Matta in the same court, naming us as a defendant along with others, many of whom are also named in the first lawsuit. These lawsuits are purportedly brought on behalf of a class consisting of all persons who listed properties on a Multiple Listing Service in Texas (the “MLS) using a listing agent or broker affiliated with one of the defendants named in the lawsuits and paid a buyer broker commission beginning on November 13, 2019. The lawsuits allege unlawful conspiracy in violation of federal antitrust law and, against certain defendants (but not us) deceptive trade practices under the Texas Deceptive Trade Practices Act. We expect additional lawsuits to be filed, given the breadth of the residential real estate industry and the volume of participants in the residential real estate industry in Texas and the rest of the United States.

Though we intend to vigorously defend ourselves as we believe the lawsuits are particularly without merit with respect to us because of our flat fee business model, we cannot predict with certainty the cost of our defense, the cost of prosecution, insurance coverage, or the ultimate outcome of the lawsuits and any others that might be filed in the future, including remedies or damage awards. Adverse results in such litigation might harm our business and financial condition. Moreover, defending these lawsuits, regardless of their merits, could entail substantial expense and require the time and attention of our key management personnel.

Corporate Information

We were incorporated under the laws of the state of North Carolina on May 5, 2017 as a private company. We completed our initial public offering in July 2020.

Our principal executive offices are located at 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina, NC 27518 and our telephone number is (888) 455-6040. Our corporate website address is www.fathomrealty.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The contents of our website are not incorporated into this prospectus and our reference to the URL for our website is intended to be an inactive textual reference only.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act and therefore we may take advantage of certain exemptions from various public company reporting requirements. As an “emerging growth company”:

•	we will present no more than two years of audited financial statements and no more than two years of related management’s discussion and analysis of financial condition and results of operations;

•	we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act (this exemption was recently extended indefinitely for smaller reporting companies, as defined in Rule 12b-2 of the Exchange Act, with revenue of less than $100 million);

•	we will provide less extensive disclosure about our executive compensation arrangements; and

•	we will not require shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

However, we have chosen to irrevocably opt out of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards. We will remain an “emerging growth company” for up to five years, although we will cease to be an “emerging growth company” upon the earliest of (1) December 31, 2025, (2) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more, (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (4) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described herein and in “Risk Factors” in our most recently filed Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been or will be incorporated by reference in this prospectus. The risks incorporated herein by reference are those which we believe are the material risks that we face. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, the value of any other securities we may issue could decline, and you could lose part or all of your investment.

USE OF PROCEEDS

The 4,402,761 shares of common stock that are being offered for resale by the shareholder or his affiliates, transferees, pledgees, donees or successors will be sold for the account of the shareholder or the respective affiliates, transferees, pledgees, donees or successors. As a result, all proceeds from the sales of the 4,402,761 shares of common stock offered for resale hereby will go to the shareholder or the respective affiliates, transferees, pledgees, donees or successors and we will not receive any proceeds from the resale of those shares of common stock by the shareholder.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

SHAREHOLDER Offering Stock

The shareholder is Joshua Harley, our founder and formerly our Chairman, Chief Executive Officer and a director of the Company. Mr. Harley remains in our employment. Unless the context otherwise requires, as used in this prospectus, “shareholder” includes the shareholder named in the table below and his affiliates, donees, pledgees, transferees or other successors-in-interest selling shares received from the shareholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus. The shareholder is not an affiliate of any broker-dealer.

We are registering the shares of common stock in order to permit the shareholder to offer the shares for resale from time to time. The shares of our common stock offered hereby were previously acquired by the shareholder as founder’s shares in connection with our formation, through private offerings prior to our initial public offering, as equity compensation in the form of restricted shares or restricted share units pursuant to the Company’s 2017 Stock Plan and/or the Company’s 2019 Omnibus Stock Incentive Plan.

The following table sets forth certain information regarding the shareholder and the shares of common stock beneficially owned by him, which information is available to us as of December 29, 2023. The shareholder may offer the shares under this prospectus from time to time and may elect to sell under this prospectus some, all or none of the shares offered for resale by this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the shareholder. In addition, the shareholder may have sold, transferred or otherwise disposed of all or a portion of his shares of common stock since the date on which the shareholder provided information for this table. We have not made independent inquiries about such transfers or dispositions. See the section entitled “Plan of Distribution” beginning on page 10.

Unless the context otherwise requires, as used in this prospectus, “shareholder” includes the shareholder named in the table below and his affiliates, donees, pledgees, transferees or other successors-in-interest selling shares received from the shareholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus, and, if required under applicable rules, any such persons will be named in a prospectus supplement. We are registering the shares of common stock in order to permit the shareholder to offer the shares for resale from time to time.

The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the shareholder and information filed with the SEC. The shareholder may sell or transfer all or a portion of his shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act. The address for the shareholder is c/o Fathom Holdings Inc., 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina. Applicable percentage ownership is based on 20,624,964 shares of our common stock outstanding as of December 22, 2023.

Name and Address	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Registered for Sale		Number of Shares to be Owned after the Offering		Percent of Outstanding Shares to be Owned after the Offering
Joshua Harley	4,745,793	(2)	4,402,761	(3)	343,032	(4)	*	%

(1)	We do not know when or in what amounts the shareholder will offer shares for sale, if at all. The shareholder may sell any or all of the shares included in and offered by this prospectus. Because the shareholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the shareholder after completion of this offering. However, for purposes of this table, we have assumed that after completion of this offering, none of the shares included in and covered by this prospectus will be held by the shareholder.

(2)	Consists of (i) 1,846,295 shares held by Mr. Harley; (ii) 9,558 shares under a restricted stock award that will vest in full on July 2, 2024; 4,426 shares under a restricted award that will vest in full on July 1, 2024; 18,466 shares under a restricted award that will vest in full on November 30, 2024; 29,616 shares under a restricted award that will vest in full on July 2, 2024; 31,888 shares under a restricted award that vested in full on December 14, 2023; 47,170 shares under a restricted award that vested in full on December 14, 2023; 58,140 shares under a restricted award that will vest in full on July 2, 2024; and 58,824 shares under a restricted award that will vest in full on August 30, 2024; (iii) 225,000 shares issuable under restricted stock units that vest in full on September 10, 2024; (iv) an aggregate of 1,710,346 shares held by three trusts for which Mr. Harley serves as a trustee and one of which he is a beneficiary; (v) 363,032 shares held in trust for Mr. Harley’s wife in which Mr. Harley has voting control; and (vi) 343,032 shares that are held in trust for Mr. Harley’s brother-in-law in which Mr. Harley has voting control.

(3)	Consists of (i) 1,846,295 shares held by Mr. Harley; (ii) 9,558 shares under a restricted stock award that will vest in full on July 2, 2024; 4,426 shares under a restricted award that will vest in full on July 1, 2024; 18,466 shares under a restricted award that will vest in full on November 30, 2024; 29,616 shares under a restricted award that will vest in full on July 2, 2024; 31,888 shares under a restricted award that vested in full on December 14, 2023; 47,170 shares under a restricted award that vested in full on December 14, 2023; 58,140 shares under a restricted award that will vest in full on July 2, 2024; and 58,824 shares under a restricted award that will vest in full on August 30, 2024; (iii) 225,000 shares issuable under restricted stock units that vest in full on September 10, 2024; (iv) an aggregate of 1,710,346 shares held by three trusts for which Mr. Harley serves as a trustee and one of which he is a beneficiary; (v) 363,032 shares held in trust for Mr. Harley’s wife in which Mr. Harley has voting control.

(4)	Consists of 343,032 shares that are held in trust for Mr. Harley’s brother-in-law in which Mr. Harley has voting control.

*Less than one percent.

PLAN OF DISTRIBUTION

The shareholder, which, as used herein, includes his affiliates, donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of shareholders to include the pledgee, transferee or other successors-in-interest as a shareholder under this prospectus. The shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The shareholder may also sell shares of our common stock short and deliver these securities to close out his short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the shareholder from the sale of the common stock offered by him will be the purchase price of the common stock less discounts or commissions, if any. The shareholder reserves the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that he meets the criteria and conform to the requirements of that rule.

The shareholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A shareholder who is an “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the shareholder and his affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by him.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Restated Articles of Incorporation, as amended, and our Second Amended and Restated Bylaws, and to the provisions of applicable North Carolina law.

General

Our authorized capital stock consists of 100,000,000 shares of common stock with no par value, of which 20,624,964 shares were issued and outstanding as of December 22, 2023. Our common stock may be issued from time to time without prior approval by our shareholders. Our common stock may be issued for such consideration as may be fixed from time to time by our Board of Directors (the “Board”).

Common Stock

Our Company, a North Carolina corporation, is authorized to issue 100,000,000 shares of common stock with no par value per share. Each share of common stock has one vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of our shareholders. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common shareholders are not entitled to cumulative voting for election of our Board. In the event of a liquidation, dissolution or winding up of our Company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities.

Holders of common stock are entitled to receive ratably such dividends as may be declared by our Board out of funds legally available therefor as well as any distributions to the common shareholders. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

Options and Restricted Stock Units

As of December 22, 2023, we had outstanding (i) options to purchase an aggregate of 147,707 shares of our common stock, with a weighted average exercise price of $11.87 per share, and (ii) 1,977,495 shares reserved for issuance under outstanding unvested restricted stock units, under our 2017 Stock Plan and 2019 Omnibus Stock Incentive Plan.

Warrants

As of December 22, 2023, we had outstanding warrants to purchase an aggregate of 240,100 shares of our common stock, exercisable at a per share exercise price of $11.00, and exercisable at any time through August 4, 2025.

Charter, Bylaw and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our Restated Articles of Incorporation, as amended, our Second Amended and Restated Bylaws and North Carolina law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire us, take control of our Company, or to remove or replace incumbent directors, that are not first approved by our Board, even if those proposed actions are favored by our shareholders.

•	Authorized Shares. Our Restated Articles of Incorporation, as amended, currently authorize the issuance of 100,000,000 shares of common stock. Our Board is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our Board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and grants of stock options. However, our Board’s authority also could be used, consistent with our Board’s fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

•	Advance Notice of Director Nominations. Our Second Amended and Restated Bylaws provide for advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors. Pursuant to these provisions, to be timely, a shareholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the secretary of our Company, within the proscribed time periods. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•	Special Meetings of Shareholders. Our Second Amended and Restated Bylaws provide that special meetings of our shareholders may be called only by or at the direction of (a) our Board, (b) the Chairman of our Board, or (c) our President of the Company or (d) shareholders holding a majority of outstanding common stock.

•	Amendment of Bylaws. Subject to certain limitations under North Carolina law, our Second Amended and Restated Bylaws may be amended or repealed by either our Board or our shareholders. Therefore, our Board is authorized to amend or repeal bylaws without the approval of our shareholders. However, a bylaw adopted, amended or repealed by our shareholders may not be readopted, amended or repealed by our Board alone unless our articles of incorporation or a bylaw adopted by our shareholders authorizes our Board to adopt, amend or repeal that particular bylaw or the bylaws generally.

•	Action by Written Consent. Our Restated Articles of Incorporation, as amended provide that no action by written consent of our shareholders can be taken without a meeting.

Choice of Forum

Our Second Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, North Carolina state court is, to the fullest extent permitted by law, the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;

•	any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders;

•	any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the North Carolina Business Corporation Act or the Company’s articles of incorporation or bylaws (as either may be amended from time to time); or

•	any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Second Amended and Restated Bylaws to be inapplicable or unenforceable in such action. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This provision of our Second Amended and Restated Bylaws could have the effect of discouraging others from attempting hostile takeovers and may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Trading Market

Our common stock is listed on The NASDAQ Capital Market under the symbol “FTHM”.

Transfer Agent

The transfer agent of our common stock is Continental Stock Transfer & Trust Company. Their address is 1 State Street Plaza, 30th Floor, New York, NY 10004.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Additional legal matters may be passed upon for us, the shareholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

The financial statements of Fathom Holdings Inc. incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 30, 2023, as amended on May 1, 2023;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 11, 2023;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 10, 2023;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed with the SEC on November 9, 2023;

•	our Current Reports on Form 8-K, filed with the SEC on March 10, April 14, June 28, July 6, August 28, November 13, November 28 and December 4, 2023; and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on July 28, 2020 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof and thereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference into this prospectus. Requests should be directed to the Secretary at Fathom Holdings Inc., 2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518, phone (888) 455-6040. You may also find these documents in the “Investors” section of our website, fathomrealty.com. The information on our website is not incorporated into this prospectus.